Exhibit 21.1
SUBSIDIARIES OF MEDALLIA, INC.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
CheckMarket BV	Belgium
CoolaData Ltd.	Israel
Crowdicity Limited	England and Wales
Decibel GmbH	Germany
Decibel Group London Limited	England and Wales
Decibel Insight, Inc.	Delaware
Decibel Insight Limited	England and Wales
Decibel Insight Spain SL	Spain
Living Lens Enterprise Inc.	Delaware
Living Lens Enterprise Limited	England and Wales
MEDACX, S. de R.L. de C.V.	Mexico
Medallia Australia Pty. Ltd.	Australia
Medallia Brasil Tecnologia e Consultoria Ltda.	Brazil
Medallia B.V.	Netherlands
Medallia Canada, Inc.	Canada
Medallia Chile SpA	Chile
Medallia Colombia S.A.S.	Colombia
Medallia Digital Ltd.	Israel
Medallia France SARL	France
Medallia GmbH	Germany
Medallia Holdings BV	Belgium
Medallia Holdings, LLC	Delaware
Medallia India Private Limited	India
Medallia Ireland Limited	Ireland
Medallia K.K.	Japan
Medallia Limited	England and Wales
Medallia New Zealand Limited	New Zealand
Medallia Nordic AS	Norway
Medallia Poland sp. z o.o.	Poland
Medallia S.A.	Argentina
Medallia Singapore Pte. Ltd.	Singapore
Medallia Spain S.L.U.	Spain
Medallia s.r.o.	Czech Republic
Middleton Technology Limited	England and Wales
Neural Technology Limited	England and Wales
Omnichannel Solutions, LLC	Delaware
Promoter.io Inc.	Delaware

Sense360, Inc.	Delaware
StellaService Inc.	Delaware
Stella ICC Holding, LLC	Delaware
StrikeDeck, Inc.	Delaware
Voci Technologies Incorporated	Delaware
Zingle, Inc.	Delaware